Exhibit 99.1

Contact:     Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION BUYS FIVE FLORIDA BRANCHES

    Atlanta, Georgia (June 5, 2014) - Fidelity Southern Corporation (“Fidelity”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today announced that the Bank has entered into a definitive agreement to assume approximately $200 million of deposits at a deposit premium of 1.5% from six branches of CenterState Bank of Florida, N.A. (“CenterState”), which were recently acquired by CenterState pursuant to its holding company’s acquisition of First Southern Bancorp, Inc. The branches are located in counties surrounding Jacksonville and Orlando, Florida, including Duval, Orange, Volusia, Seminole, and St. Johns Counties. The Bank will also acquire five of the branch offices.

Jim Miller, Fidelity’s Chairman, said, “Fidelity has been in Florida since 1992 and services $689 million in residential construction, commercial, SBA, indirect automobile, and mortgage loans originated across the state. This base will significantly help in building out our Florida branch operations.”

Fidelity’s President, Palmer Proctor, said, “Fidelity intends to opportunistically look for other branches in the corridor from Jacksonville to Tampa. In addition to the opening of a lending office in Orlando, we plan to establish Trust and Wealth Management offices this year to complement what will be a nine branch Florida network, with three offices in Orlando and a total of six offices in Jacksonville - St. Johns.”

The completion of the transaction is subject to customary closing conditions, including receipt of all necessary regulatory approvals, and is expected to be completed in the third quarter of 2014.

About Fidelity Southern Corporation
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and wealth management services and credit-related insurance products through branches in Atlanta, Georgia, and Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

Exhibit 99.1

This news release contains forward-looking statements, as defined by Federal Securities Laws, including, but not limited to, statements regarding the anticipated timing and impact of Fidelity Bank’s purchase of the branch offices and assumption of certain deposits of CenterState, as well as statements regarding Fidelity’s future plans to establish Trust and Wealth Management offices in the State of Florida. Such statements are based on our current beliefs and expectations are inherently subject to risks and uncertainties, many of which are beyond our control. Potential risks and uncertainties include, but are not limited to, the risk of not receiving required regulatory approvals and changes in local and national economic conditions. Accordingly, actual results may differ materially from those in such forward-looking statements. Fidelity Southern Corporation does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.